UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2016

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Deferred Compensation Plan
Effective November 1, 2016, the Board of Directors of Ciena Corporation (the “Company”) adopted the Ciena Corporation Deferred Compensation Plan (the “Plan”). The Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. Eligible participants in the Plan are limited to a select group of management employees of the Company (and certain participating subsidiaries) in the United States, including each of the Company’s named executive officers, who meet certain compensation requirements (collectively, “Participants”).
Subject to additional limits imposed by the committee administering the Plan, Participants may to defer up to 75% of base salary and up to 100% of other compensation, including incentive bonuses, commissions and restricted stock unit awards. For the first year in which the Plan is effective, Participants may only defer up to 50% of base salary and commissions and 75% of incentive bonuses. The Plan does not provide for any matching or discretionary contributions to Participants except for restorative matching payments. Restorative matching payments account for foregone matching contributions by the Company that a Participant would have received under the terms of the Company's tax-qualified 401(k) Plan but for the Participant's deferrals into the Plan, and which matching contributions are made available on the same basis to employees generally.
Participants may instruct that their Plan account balances (excluding any account pertaining to restricted stock units) be invested in a variety of investment options. Participants may elect to receive payment of their account balances upon one or more fixed dates or upon their separation from service with the Company, and may elect to receive distributions of their deferred compensation in annual installments or as a lump sum. Subject to the terms of Plan, distributions of account balances will also be made in a lump sum under certain circumstances, including a change in control of the Company and upon the Participant's death. The Company will require a six month delay in the payment of Plan benefits if the Participant is a “specified employee” at the time of his or her separation of service from the Company, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended.
Compensation that is deferred under the Plan will represent general unsecured obligations of the Company to pay such amounts in accordance with the terms of the Plan. Any obligations under the terms of the Plan may be satisfied from the general assets of the Company; however, amounts deferred under the Plan (excluding any account pertaining to restricted stock units) are expected to be held in a separate rabbi trust established by the Company to pay Plan benefits.
The Company may at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, provided that Participants' vested account balances are not reduced.
Change in Control Severance Agreement
As previously disclosed, the Company is party to an amended and restated change in control severance agreement with each of its executive officers, which agreements will expire by their terms on November 30, 2016. These agreements provide Ciena’s executive officers with certain severance benefits in the event that such officer’s employment is terminated by Ciena or any successor entity without “cause,” or by the officer for “good reason,” within 90 days prior to or 12 months after a “change in control,” as each such term is defined in the agreements.
Effective as of November 1, 2016, Ciena has entered into a new form of change in control severance agreement (the “Change in Control Severance Agreement”) with each of its executive officers, including: Gary B. Smith, President and Chief Executive Officer; James E. Moylan, Jr., Senior Vice President and Chief Financial Officer; François Locoh-Donou, Senior Vice President and Chief Operating Officer; and David M. Rothenstein, Senior Vice President, General Counsel and Secretary.
The Change in Control Severance Agreement includes a fixed term through November 30, 2019, unless earlier terminated. And, solely with respect to Ciena’s President and Chief Executive Officer, the Change in Control

Severance Agreement modifies the term “Triggering Event” to provide for severance benefits in the event that his employment is terminated by Ciena or any successor entity without “cause,” or by him for “good reason,” within 90 days prior to or 18 months after a “change in control.”
The material terms and conditions of the Change in Control Severance Agreement are otherwise substantially equivalent to the prior form of these agreements, and the severance benefits to Ciena’s executive officers thereunder are unchanged. These agreements are more fully described under the heading “Potential Payments Upon Termination or Change in Control” in Ciena’s definitive proxy statement filed with the Securities and Exchange Commission on February 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: November 4, 2016	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary